EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Reynolds American Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-117813, 333-117814, and 333-117815) on Form S-8 of Reynolds American Inc. and (No. 333-132419) on Form S-3 of R.J. Reynolds Tobacco Holdings, Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Reynolds American Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Reynolds American Inc.
Our report dated February 27, 2007, on the consolidated balance sheets of Reynolds American Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that states that effective January 1, 2006, Reynolds American Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, and effective December 31, 2006, Reynolds American Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”
Our report dated February 27, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that Internal control over financial reporting related to the net assets and operations of the Conwood companies acquired by Reynolds American Inc. on May 31, 2006, were excluded from the assessment of the effectiveness of Reynolds American Inc.’s internal control over financial reporting as of December 31, 2006. These operations reported $4.3 billion of total assets and $291 million in net sales as of and for the seven months ended December 31, 2006, which are included in Reynolds American Inc.’s consolidated financial statements. Our audit of internal control over financial reporting of Reynolds American Inc. also excluded an evaluation of the internal control over financial reporting of the Conwood Companies.

/s/ KPMG LLP
Greensboro, North Carolina
February 27, 2007